EXHIBIT 10.25

                             TAX SHARING AGREEMENT

     Agreement made as of May 1, 1996, between Bank United Corp. ("Parent"), a Delaware corporation, and Bank United ("Bank"), a Federal savings bank and the subsidiaries of Bank which are signatories hereto.

     Whereas, Parent owns, and may subsequently own indirectly, all of the issued and outstanding shares of common stock of Bank; Bank is a member of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which Parent is the common parent corporation (the "Group"); and Parent proposes to include Bank in filing, among other things, consolidated federal income tax returns for the year beginning October 1, 1995 and thereafter, as provided herein; and,

     Whereas, Parent and Bank desire to establish a method for allocating the consolidated tax liability of the Group among its members and for reimbursing Parent for the payment of such tax liability;

     Now, therefore, Parent and Bank agree as follows:

     1. CONSOLIDATED RETURN ELECTION. If at any time and from time to time Parent so elects, Bank and each of its direct or indirect subsidiaries which are includible corporations in the Group (such subsidiaries together with Bank, the "Subgroup") will join in the filing of (x) consolidated federal income tax returns for the year beginning October 1, 1995 and for any subsequent taxable periods for which the Group is required or permitted to file such a return and
(y) any state combined, consolidated or unitary returns which Parent elects to file which includes a member of the Subgroup and a member of the Group that is not a member of the Subgroup (a "Unitary Return"). Each member of the Subgroup agrees to file such consents, elections, and other documents and take such other action as may be necessary or appropriate to carry out the purpose of this
Section 1. Any period for which any member of the Subgroup is included in a consolidated federal income tax return filed by Parent or a Unitary Return is referred to in this Agreement as an "Bank Consolidated Return Year."

     2. BANK LIABILITY TO PARENT FOR BANK CONSOLIDATED RETURN YEARS. Within 30 days after the filing of a consolidated federal income tax return or Unitary Return, for each Bank consolidated Return Year, as the case may be, Bank shall, subject to paragraph 7 hereof, (x) pay to Parent the amount (if any) of federal income taxes and/or state income taxes which the Subgroup would have been actually liable to pay currently for that year, or (y) receive from Parent the amount (if any) of federal income taxes and/or state income taxes which the Subgroup would have been entitled to receive as a refund for that year, in each case, computed as though relevant members of the Subgroup had filed their own combined, consolidated or unitary return for each Bank Consolidated Return Year with respect to the relevant tax. For purposes of determining such hypothetical tax liability of the Subgroup, any net operating loss or other attribute of such member carried forward as of the date hereof shall be taken into account as an operating loss or attribute of such member. No deferred taxes shall be paid by the Subgroup to the Parent. Parent shall not forgive any deferred tax liability of a member of the Subgroup.

     3. INTERIM ESTIMATED PAYMENTS. Prior to the end of any Bank Consolidated Return Year, Bank shall advance to Parent (within 30 days after receipt of proof of payment by Parent) amounts necessary to reimburse Parent for that portion of any estimated federal income tax payments and that portion of any estimated state income tax payments for jurisdictions in which Unitary Returns are filed ("Unitary Taxes"), in each case, attributable to the inclusion of the members of the Subgroup in the Group. Any amounts so paid in any year shall operate to reduce the amount payable to Parent following the end of such year pursuant to
Section 2, and any balance resulting from such reduction shall promptly be refunded by Parent to Bank.

     4. TAX ADJUSTMENTS. In the event of any adjustment to the tax returns of Parent as filed (by reason of an amended return, claim for refund, or an audit by the Internal Revenue Service (or appropriate state taxing authority), the liability and rights to payment of Bank under Sections 2 and 3 shall be redetermined to give effect to any such adjustment as if it has been made as part of the original computation of tax liability, and payments between Parent and Bank shall be made within 30 business days after any such payments are made or refunds are received, or, in the case of contested proceedings, within 30 business days after a final determination of the contest.

     5. BANK SUBSIDIARIES. All subsidiaries of Bank shall be subject to this Agreement. If at any time Bank acquires or creates one or more subsidiary corporations that are includable corporations of the Group, they shall be subject to this Agreement and all references to the Subgroup herein shall thereafter be interpreted to refer to Bank and such subsidiaries as a group.

     6. INTENT AND INTERPRETATION. The liability of the Subgroup as established under this Agreement shall be computed in a manner consistent with the provisions of Section 1.1552-1(a) (2) (i) of the Treasury Regulations promulgated under the Code. The intent of this Agreement is that Bank should make Parent whole, without more, by reimbursing Parent only to the extent of Parent' actual federal tax and Unitary Tax expenditure incurred by reason of inclusion of members of the Subgroup in the Group and that Bank not pay more than the Subgroup would have paid on a standalone basis.

     7. SUCCESSORS. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of Parent or any member of the Subgroup succeeding to the tax attributes of either under Section 381 of the Code), to the same extent as if such successor has been an original party to this Agreement.

     In witness whereof, each of the parties hereto has executed this Agreement by authorized officers thereof as of the date first above written.


                                        BANK UNITED CORP.

                                        By: /s/ JONATHON K. HEFFRON
                                        Name:   Jonathon K. Heffron
                                        Title:


                                        BANK UNITED

                                        By: /s/ JONATHON K. HEFFRON
                                        Name:   Jonathon K. Heffron
                                        Title:

                                     - 4 -